Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Salem Communications Corporation (“Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "I" so that, as amended, said Article shall be and read as follows:

ARTICLE I

NAME OF CORPORATION

The name of this corporation is:

Salem Media Group, Inc.

SECOND: That pursuant to the Corporation’s Certificate of Incorporation and Bylaws, shareholder approval is not required to effectuate the name change; as such, shareholders of the Corporation will not be asked to vote on the matter.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 19th day of February, 2015.

By:       /s/CHRISTOPHER J. HENDERSON

             Authorized Officer

Title:  Senior Vice President, General Counsel & Secretary

Name: Christopher J. Henderson